Exhibit 10.6
L&L Acquisition Corp.
August 17, 2010
LLM Capital Partners LLC
265 Franklin Street, 20th Floor
Boston, Massachusetts 02110
Re: Administrative Services Agreement
To Whom It May Concern:
     This letter will confirm our agreement that, commencing on the effective date (the “Effective Date”) of the registration statement (the “Registration Statement”) of the initial public offering (the “IPO”) of the securities of L&L Acquisition Corp. (the “Company”) and continuing until the earliest to occur of (i) the consummation by the Company of an initial business combination, (ii) the date occurring 18 months from the date of the final prospectus included in the Registration Statement or (iii) the date on which we determine to dissolve and liquidate our trust account pursuant to the Company’s Amended and Restated Certificate of Incorporation (in each case as described in the Registration Statement) (such earliest date hereinafter referred to as the “Termination Date”), LLM Capital Partners LLC shall make available to the Company, at 265 Franklin Street, 20th Floor, Boston, Massachusetts 02110 (or any successor location of LLM Capital Partners LLC), certain office space, general and administrative services and secretarial support as may be reasonably required by the Company. In exchange therefore, the Company shall pay LLM Capital Partners LLC the sum of $7,500 per month on the Effective Date and continuing monthly thereafter until the Termination Date, with any payments in respect of a partial month pro-rated.
     This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.
     This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.
     No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.
     LLM Capital Partner LLC hereby acknowledges that it has no right, title, interest or claim of any kind (“Claim”) in or to any monies in the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and Continental Stock Transfer & Trust Company, as trustee of the Trust Account), and hereby waives any Claim in or to any monies in the Trust Account it has or may have in the future, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

L&L Acquisition Corp.
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     This letter agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the Commonwealth of Massachusetts, without giving effect to its choice of laws principles.

Very truly yours, L&L ACQUISITION CORP.
By:	/s/ John L. Shermyen
	Name:	John L. Shermyen
	Title:	C.E.O

AGREED TO AND ACCEPTED BY:

LLM Capital Partners LLC

By:	/s/ Frederick S. Moseley, IV

Name: Frederick S. Moseley, IV
Title: Managing Director
L& L Acquisition Corp.
265 Franklin Street, 20th Floor            Boston, MA 02110
Tel: 617-330-7755       Fax: 617-330-7759